EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

John Figone, SVP, Business Development	Donald C. Weinberger/Alisa Steinberg (media)
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(713) 934-3855	Tel. (212) 370-4500 Fax (212) 370-4505
US DATAWORKS, INC. ANNOUNCES RECORD FOURTH QUARTER AND YEAR-END
FINANCIAL RESULTS
-Company Reports Income from Operations during Quarter-
Houston, TX – June 26, 2006 — US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, today announced financial results for its fiscal 2006 fourth quarter and year-end results ended March 31, 2006.
Revenues for the fourth quarter ended March 31, 2006 were $2,075,992 compared with revenues of $655,848 for the same period a year ago. Income from operations for the fourth quarter was $232,130 compared to an operating loss of $1,444,251 for the fourth quarter ended March 31, 2005. Net loss for the fourth quarter was $47,694 or $(0.00) per share, compared to a net loss of $1,447,425 or $(0.05) per share, for the corresponding period in the prior year.
Revenues for the year ended March 31, 2006 were $6,975,177 compared with the revenues of $2,686,749 for the same period a year ago. Loss from operations for the year ended was $409,365 compared to an operating loss of $4,954,766 for the year ended March 31, 2005. Net loss for the year ended was $818,157 or $(0.03) per share, compared to a net loss of $6,459,279 or $(0.24) per share, for the corresponding period in the prior year.
“We are very pleased with our reported fourth quarter and year-end results,’ said Charles E. Ramey, Chief Executive Officer of US Dataworks. “Our revenues increased by 160% during fiscal 2006.”
“Our leveraged business model has begun to yield results, as seen in the fourth quarter, which provided income from operations of $232,130, mostly due to the release of Clearingworks™, our comprehensive solution for automated payment processing. The company is well positioned for fiscal 2007, as seen in recent announcements with various financial services companies including Online Resources Corp. (ORCC), Bank of Oklahoma, and a significant financial transaction processor. Combined, we believe these relationships will continue the company’s growth into fiscal 2007.”
A conference call is scheduled for today, at 10:00 AM EDT. Interested parties may participate in the call by dialing (877) 407-8293; international callers dial 201-689-8349 about 5-10 minutes prior to 10:00 AM EDT. The conference call will also be available on replay starting at 12:00 noon EDT on June 29, 2006, and ending on July 29, 2006. For the replay, please dial (877) 660-6853 (replay account # 269, replay conference # 206810). The access number for the replay for international callers is (201) 612-7415 (replay account # 269, replay conference # 206810).

About US Dataworks, Inc.
US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.
Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to the Company’s belief that it will be “well-positioned” for 2007 are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-K for the period ended March 31, 2006 and its quarterly report on Form 10-Q for the period ended December 31, 2005. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.
- Tables to Follow -

US DATAWORKS, INC.
QUARTERLY INCOME STATEMENT DATA

	Three Months Ended		Year-Ended
	3/31/06	3/31/05	3/31/06	3/31/05
Revenues
Software licensing revenues	841,449	15,624	2,681,478	611,356
Software transactional revenues	258,589	173,180	908,040	617,342
Software maintenance revenues	101,509	87,384	432,878	349,606
Software service revenues	874,446	379,660	2,952,781	1,108,445

	2,075,992	655,848	6,975,177	2,686,749

Cost of sales	451,820	237,396	1,555,776	903,733

Gross profit	1,624,172	418,452	5,419,401	1,783,016

Operating Expenses
General and administrative	1,299,656	1,776,754	5,466,735	6,414,334
Depreciation and amortization	92,386	85,949	362,031	323,448

Total operating expenses	1,392,042	1,862,703	5,828,766	6,737,782

(Loss) from operations	232,130	(1,444,251)	(409,365)	(4,954,766)

Other income (expense)
Financing costs	—	—	(160,001)	(419,902)
Interest expense	(101,299)	(18,942)	(342,462)	(206,628)
Interest expense — related parties	—	—	—	—
Loss on extinguishment of debt	—	—	(206,000)	—
Loss on extinguishment of debt-related party	—	—	—	—
Investor litigation settlement expense	—	—	—	(924,200)
Gain/Loss on Derivatives	36,054		489,783
Contingent liabilities loss	(222,600)		(222,600)
Other income (expense)	8,021	15,768	32,488	46,217

Total other income (expense)	(279,824)	(3,174)	(408,792)	(1,504,513)

Loss before provision for income taxes	(47,694)	(1,447,425)	(818,157)	(6,459,279)

Provision for income taxes	—	—
Net (loss)	(47,694)	(1,447,425)	(818,157)	(6,459,279)

Basic and diluted loss per share	$(0.00)	$(0.05)	$(0.03)	$(0.24)

Basic and diluted weighted -average (adjusted for reverse stock split 1:5)shares outstanding	30,046,992	28,778,062	29,773,954	27,231,401
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US DATAWORKS, INC.
Quarterly Balance Sheet Analysis
Fiscal year ended March 31, 2006

ASSETS	Year-Ended
	3/31/06	3/31/05

Current assets
Cash and cash equivalents	1,290,438	1,525,386
Accounts receivable	1,491,688	872,528
Allowance for doubtful accounts		(33,238)
Costs and estimated earnings in excess of billings on uncompleted contracts	238,000
Prepaid expenses and other current assets	166,514	95,728

Total current assets	3,186,640	2,460,404

Property and equipment	2,055,975	1,902,666
Accumulated Amortization and depreciation	(1,583,868)	(1,225,386)
Goodwill, net	14,133,629	14,133,629
Other assets	43,224	43,793

Total assets	17,835,600	17,315,106

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Notes payable
Notes payable — related parties	39,000	39,000
Current portion of capital lease obligations
Current portion of convertible promissory notes	1,128,133	256,066
Current portion of convertible promissory notes unamortized discount	(529,345)
Convertible promissory notes — related parties
Derivative Liability — Compound embed	118,416
Derivative Liability — Warrants	112,830
Deferred revenue	216,754	470,684
Accounts payable	231,412	239,247
Accrued expenses	462,538	326,270
Interest payable	41,672	41,672
Interest payable — related parties
Due to related party
Net liabilities of discontinued operations

Total current liabilities	1,821,410	1,372,939
Long term convertible promissory note	358,733	512,133
Long term convertible promissory notes unamortized discount	—
Long term deferred revenue	—	33,352
Long term deferred salaries	—	21,500

Total liabilities	2,180,143	1,939,924

Shareholders’ equity
Convertible series A preferred stock, $0.0001 par	—	—
Convertible series B preferred stock, $0.0001 par	55	55
Common Stock. $0.0001 par	3,013	2,878
Common Stock subscription		—
Additional paid in capital	62,762,727	61,676,629
Deferred Compensation		(12,198)
Accumulated deficit	(47,110,338)	(46,292,182)

Total shareholders’ equity	15,655,457	15,375,182

Total liabilities and shareholders’ equity	17,835,600	17,315,106

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